Exhibit 10.9

SUBLEASE AGREEMENT

This Sublease Agreement (“Sublease”) is dated for reference purposes only as of March 18, 2014, by and between SHIRE HOLDINGS US AG, a Delaware corporation (as assignee of Shire Regenerative Medicine, Inc., formerly known as Advanced BioHealing, Inc.) (“Sublandlord”), having an address of c/o Shire US Holdings, Inc., 300 Shire Way, Lexington, MA 02421, Attention: Christine Kaufmann, and ORGANOGENESIS INC., a Delaware corporation (“Subtenant”), having an address of 85 Dan Road, Canton, MA 02021, Attention: Gary Gillheeney.

RECITALS

A.                                    Sublandlord currently leases the premises located at 10933 North Torrey Pines Road, La Jolla, California consisting of approximately 56,489 rentable square feet of space commonly called the base (the “Base Premises”) and approximately 12,776 rentable square feet known as Suite 600 (“Suite 600”, and together with the Base Premises, collectively, the “Premises”), pursuant to the terms and conditions of that certain Lease Agreement dated May 29, 2008 (the “Lease”), between ARE-10933 North Torrey Pines, LLC, a Delaware limited liability company (“Master Landlord”), as landlord, and Sublandlord, as tenant, as amended by that certain First Amendment to Lease dated December 15, 2011 (the “First Amendment”), as further amended by that certain Second Amendment to Lease dated August 6, 2012 (the “Second Amendment”), as assigned to and assumed by Sublandlord pursuant to an instrument dated December 16, 2014 (the “Assignment”, and together with the First Amendment, the Second Amendment and the Lease, the “Master Lease”). A copy of the Master Lease is attached hereto as Exhibit “A” and incorporated herein by this reference. All terms capitalized but undefined herein shall have the meanings ascribed to them in the Master Lease.

B.                                    Sublandlord desires to sublease the Premises to Subtenant and Subtenant desires to sublease the Premises from Sublandlord pursuant to the terms and conditions of this Sublease.

C.                                    Sublandlord and Subtenant have entered into an Asset Purchase Agreement dated as of January 16, 2014 (the “Purchase Agreement”) pursuant to which Sublandlord has sold to Subtenant and Subtenant has purchased from Sublandlord certain assets, as further described in the Purchase Agreement.

D.                                    In connection with the Purchase Agreement, Subtenant has been occupying the Premises pursuant to Section 5.03 of the Purchase Agreement.

E.                                     In connection with the Purchase Agreement, Sublandlord has entered or intends to enter into a sublease agreement with Subtenant for premises consisting of approximately 23, 185 rentable square feet in a building located at 10931 North Torrey Pines Road, La Jolla, California (the “10931 Sublease”).

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.                                      Premises. Sublandlord hereby subleases to Subtenant the Premises, and Subtenant hereby subleases the Premises from Sublandlord, pursuant to the terms and conditions of this Sublease. Subtenant shall accept the Premises in the condition and state of repair on the Commencement Date (defined in Section 3 below) in its “AS IS” and “WHERE IS” condition. This shall not be deemed to waive Master Landlord’s repair obligations set forth in Section 13 of the Master Lease. Except as otherwise provided in this Sublease, Subtenant expressly acknowledges and agrees that Sublandlord has made no representations or warranties with respect to the Premises and that Sublandlord shall not have any obligation to perform any work to prepare the Premises for Subtenant’s use and occupancy. By taking possession of the Premises, Subtenant is deemed to have accepted the Premises and agreed that the Premises is in good order and satisfactory condition, with no representation or warranty by Sublandlord as to the condition of the Premises or the suitability thereof for Subtenant’s use except as otherwise expressly provided in this Sublease.

The “Rentable Area of the Premises” is approximately 69,265 rentable square feet, consisting of 56,489 rentable square feet with respect to the Base Premises and 12,776 rentable square feet with respect to Suite 600. Sublandlord and Subtenant hereby acknowledge and agree that the Rentable Area of the Premises shall not be subject to remeasurement or adjustment, nor shall Base Sublease Rent or Extension Term Rent under this Sublease be subject to modification if the actual size of the Premises differs from the Rentable Area of the Premises set forth in this Section.

Subtenant shall have, as appurtenant to the Premises and without additional charge or cost, rights to use in common with others entitled thereto Sublandlord’s rights in Common Areas (including, without limitation, the parking areas and Storage Area) as set forth in the Master Lease, all in accordance with the terms of the Master Lease.

2.                                      Master Lease.

2.1.                            Incorporation by Reference. This Sublease is in all respects subject and subordinate to all of the terms, provisions, covenants, stipulations, conditions and agreements of the Master Lease. Except as otherwise expressly provided in this Sublease and except such terms from the Master Lease that are inapplicable, inconsistent with, or specifically modified by the terms of this Sublease, all of the terms, provisions, stipulations, conditions, rights, obligations, remedies and agreements of the Master Lease are incorporated in this Sublease by reference and made a part hereof as if herein set forth at length, and Subtenant assumes all obligations of “Tenant” pursuant to the Master Lease which accrue from and after the date hereof and Subtenant is entitled to all the rights of Tenant thereunder, which accrue from and after the date hereof, except as modified herein. Sections of the Master Lease incorporated by reference herein such as exculpation, indemnification and similar provisions, are deemed to inure to benefit of both Sublandlord and Master Landlord and their related parties. Notwithstanding the foregoing, the following modifications to the Master Lease terms shall apply with respect to this Sublease:

(a)                 The definitions of “Security Deposit” and “Commencement Date” of the Basic Lease Provisions are not applicable to this Sublease; Section 2 (Prior Lease, Term, Acceptance of Premises) of the Master Lease is not applicable to this Sublease; Section 12 (Alterations and Tenant’s Property) of the Master Lease shall be modified by deleting subparts (i) and (ii) in the third paragraph; and Section 28 (Surrender) of the Master Lease shall be modified by deleting the last paragraph.

(b)                 Sections 20(i) (Sublease), 35 (Brokers, Entire Agreement, Amendment) and 36 (Limitation on Landlord’s Liability) of the Master Lease, Exhibits C (Work Letter) and F (Tenant’s Personal Property) to the Master Lease are not applicable to this Sublease.

(c)                  Section 6 (Early Termination Right), Section 8 (Right to Extend Term), Section 9 (Work Letter), the last three sentences of Section 12 (Surrender) and Section 14(d) (Miscellaneous — Broker) of the First Amendment to Lease, and Exhibit C (Work Letter) to the First Amendment to Lease are not applicable to this Sublease

(d)                 Section 4 (Extension Rights), Section 6 (Roof Equipment) and Section 8 (Brokers) of the Second Amendment to Lease are not applicable to this Sublease.

(e)                  The definitions of “Base Rent” and “Rent Adjustment Percentage” of the Basic Lease Provisions, Section 3 (Rent) and Section 4 (Base Rent Adjustment) of the Master Lease, Section 5 (Rent) of the First Amendment to Lease, and Section 2 (Base Rent) of the Second Amendment to Lease shall apply to this Sublease as modified by Section 4 below.

(f)                   The terms of Section 6 (Security Deposit) of the Master Lease shall not apply to this Sublease. Subtenant acknowledges that Sublandlord retains all rights and interest in the Security Deposit and Letter of Credit previously delivered by Sublandlord pursuant to the Master Lease and Subtenant shall have no right or interest in such Security Deposit or Letter of Credit. Further, Subtenant acknowledges and agrees that Sublandlord retains all rights and interest in and to any other deposits (including, but not limited to, utility company deposits), credits, receivables or advanced payments previously made by Sublandlord in connection with the Master Lease or the Premises, and Subtenant shall have no right or interest in such deposits, credits or receivables or advanced payments.

(g)                  Section 17 (Insurance) of the Master Lease shall be modified so that Subtenant fully satisfies the “Tenant” insurance requirements on behalf of both Subtenant and Sublandlord and names both the Landlord Parties and Sublandlord and its officers, directors, employees, managers, agents, invitees and contractors as additional insureds or loss payees (as their respective interests may appear) under the property and liability policies of insurance required to be carried by Subtenant in accordance with Section 17 of the Master Lease.

(h)                 Subtenant shall perform all of its obligations hereunder at such times, by such dates or within such periods as Sublandlord shall be required to perform its corresponding obligations under the Master Lease. If Master Landlord shall give any notice of failure or default under the Master Lease arising out of any failure by Subtenant to perform any of its obligations hereunder (other than the payment of money) then Sublandlord shall promptly furnish Subtenant with a copy thereof. If the Master Lease shall provide any grace or cure period for such failure or default, or any period within which Sublandlord shall otherwise perform any of its obligations under the Master Lease, then, unless otherwise provided in this Sublease, such grace or cure period, or performance period, applicable to Subtenant hereunder shall (i) with respect to periods of ten (10) days or less under the Master Lease, expire two (2) days prior to the date on which such period under the Master Lease shall expire, provided that the period applicable to this Sublease shall in no event be less than one (1) day, (ii) with respect to periods greater than ten (10) days but less than or equal to twenty (20) days under the Master Lease, expire five (5) days prior to the date on which such period under the Master Lease shall expire, and (iii) with respect to all other periods under the Master Lease, expire ten (10) days prior to the date on which such period under the Master Lease shall expire, provided that in no event shall such period be less than ten (10) days. In no event shall this Section 2.1(h) extend the time, date or period by or within which Subtenant is required to perform if a shorter period of time is expressly provided hereunder.

(i)                     Any assignment, sublease, hypothecation or other transfer of this Sublease (including any deemed assignment as provided in the Master Lease) or subletting of the Premises by Subtenant shall be subject to the prior written consent of Sublandlord, which Sublandlord shall not unreasonably withhold, condition or delay; provided Sublandlord’s consent shall not be required in connection with a “Permitted Assignment” pursuant to Section 22(b) of the Master Lease; provided further that Sublandlord shall be entitled to 100% of any net profit (determined as provided in the Master Lease) from any assignment, sublease, hypothecation or other transfer of this Sublease or subletting of the Premises by Subtenant. Any such assignment, sublease, hypothecation or other transfer shall also be subject to all of the provisions of Section 22 (Assignment and Subletting) of the Master Lease and shall require the prior written consent of Master Landlord, which consent shall be given or withheld in accordance with the requirements of Section 22 of the Master Lease.

(j)                    All rights with respect to testing, inspection and access in Sections 30(d) (Testing) and 32 (Inspection and Access) of the Master Lease may be exercised by Master Landlord and/or Sublandlord. Sublandlord agrees to keep all proprietary or confidential information of Subtenant discovered during such access strictly confidential and shall not disclose any such information except as may be required by applicable law. Sublandlord shall instruct its employees and agents of the provisions of this paragraph and require their compliance with the provisions hereof.

(k)                 Alterations and other improvements by Subtenant to the Premises that would require the prior written consent of Master Landlord pursuant to Section 12 of the Master Lease shall require the prior written consent of both Master Landlord and Sublandlord, which consent may be given or withheld in accordance with the terms of Section 12 of the Master Lease.

(1)                 Any consent or approval by Sublandlord in accordance with this Sublease shall be deemed reasonably withheld if Master Landlord withholds its consent and approval.

In furtherance of the foregoing, neither party shall take any action or do or permit to be done anything which: (i) is or may be prohibited under the Master Lease; (ii) might result in a violation of or Default under any of the terms, covenants, conditions or provisions of the Master Lease or any other instrument to which this Sublease is subordinate; or (iii) would result in any additional cost or other liability to Sublandlord or Subtenant respectively.

Unless otherwise directed by Sublandlord, at the expiration or earlier termination of this Sublease with respect to the Base Premises or Suite 600, as applicable, Subtenant hereby agrees to vacate, remove all of its personal property and surrender the Base Premises or Suite 600, as applicable, in accordance with the terms and requirements of the Master Lease as if it were the last day of the Term under the Master Lease. All of Tenant’s Property (as such term is defined in Section 12 of the Master Lease) which is owned by Subtenant shall be removed at the expiration or earlier termination of this Sublease with respect to the Base Premises or Suite 600, as applicable. All Tenant Property and Installations not owned by Subtenant and required or permitted to be removed from the Premises in accordance with the Master Lease shall remain Sublandlord’s obligation. Without limiting the foregoing, Subtenant shall not remove any tenant improvements, fixtures or equipment which are required under the terms of the Master Lease to be left on the Premises upon the expiration of the Term under the Master Lease.

Notwithstanding anything in this Sublease to the contrary, Subtenant shall have no obligation to (i) remove any Alteration or Installation existing in the Premises as of January 16, 2014 or restore the Premises to any condition other than that existing as of January 16, 2014 (other than restoration made necessary by reason of Subtenant’s removal of Tenant Property owned by Subtenant), (ii) cure any default of Sublandlord under the Master Lease unless caused by Subtenant’s default under this Sublease; (iii) perform any obligation of Sublandlord under the Master Lease which arose prior to January 16, 2014 and which Sublandlord failed to perform; or (iv) repair any damage to the Premises caused by Sublandlord, provided Subtenant shall provide reasonable access to Sublandlord reasonably in advance of the expiration of the term of the Master Lease to enable Sublandlord to comply with any removal obligation it has under the Master Lease.

2.2.                            Effectiveness. This Sublease shall not become effective or binding upon Sublandlord until the later of (i) March 18, 2014 or (ii) the date that Sublandlord obtains the prior written consent of Master Landlord to this Sublease (the “Effective Date”). Sublandlord hereby disclaims any representation or warranty, whether express or implied, to Subtenant that Sublandlord will obtain the consent of Master Landlord to this Sublease, but Sublandlord shall use good faith effort to obtain the same in accordance with the provisions of the Master Lease and Subtenant shall cooperate with Sublandlord in its efforts to obtain the same.

2.3.                            Representations and Covenants of Master Landlord. Sublandlord shall not be deemed to have made any representation made by Master Landlord in any of the provisions of the Master Lease. Moreover, during the Term of this Sublease, Subtenant acknowledges and agrees that Sublandlord shall not be responsible for Master Landlord covenants and obligations under the Master Lease, subject to Sublandlord’s obligations which accrued prior to the date of this Sublease. Without limiting the generality of the foregoing, Sublandlord shall not be obligated (i) to provide any of the services or utilities that Master Landlord has agreed in the Master Lease to provide, (ii) to make any of the repairs or restorations that Master Landlord has agreed in the Master Lease to make, (iii) to comply with any laws or requirements of public authorities with which Master Landlord has agreed in the Master Lease to comply, or (iv) to take any action with respect to the operation, administration or control of the Building or any of its public or common areas that the Master Landlord has agreed in the Master Lease to take, and Sublandlord shall have no liability to Subtenant on account of any failure of Master Landlord to do so, or on account of any failure by Master

Landlord to observe or perform any of the terms, covenants or conditions of the Master Lease required to be observed or performed by Master Landlord. Sublandlord’s sole continuing obligation under the Master Lease shall be to pay Base Rent and Additional Rent to Master Landlord in accordance with the terms of the Master Lease (provided that Subtenant timely pays its rental obligations to Sublandlord hereunder). In the event that Subtenant determines in good faith that Master Landlord has not performed its obligations under the Master Lease, then upon receipt of written notice from Subtenant and for a period of time not to exceed thirty (30) days, Sublandlord shall use commercially reasonable efforts to cause such breaches, defaults or failures of Master Landlord under the Master Lease to be resolved or otherwise settled; provided, however: (A) Sublandlord shall not have any obligation to incur out-of-pocket expenses in connection with its covenants under this Section 2.3; and (B) Sublandlord shall not have any obligation to commence litigation or other dispute resolution proceedings to cause Master Landlord to comply with the Master Lease. If the breach or default of Master Landlord under the Master Lease has not been resolved after the expiration of the above thirty (30) day period, then provided that Subtenant is not in Default under this Sublease, upon the request of Subtenant, Sublandlord shall assign to Subtenant its right to institute legal action against Master Landlord (a “Subtenant Action”), provided that Subtenant shall indemnify, protect, defend (using attorneys reasonably acceptable to Sublandlord) and hold Sublandlord harmless from any and all liabilities, claims, demands, losses, damages, costs and expenses (including reasonable attorneys’ fees and litigation and court costs) arising out of, or relating to, the Subtenant Action. Subtenant may contact Master Landlord directly concerning the provision of routine maintenance services and/or the making of routine repairs and restorations; however, Subtenant shall obtain Sublandlord’s prior written approval (not to be unreasonably withheld) for any action that might result in Sublandlord having liability for any additional costs.

3.                                      Term.

3.1.                            Initial Sublease Term. The initial term of this Sublease shall commence upon the Effective Date of this Sublease as provided in Section 2.2 above (the “Commencement Date”) and expire on January 16, 2017 (the “Initial Sublease Term”, and together with any Extension Term, collectively, the “Term”), unless earlier terminated pursuant to the terms of this Sublease (including pursuant to Section 20) or extended in accordance with Section 5 below.

4.                                      Rent. Provided that Subtenant timely satisfies its rental and other obligations under this Sublease within the cure periods set forth herein, Sublandlord shall be responsible for the payment of Base Rent and Additional Rent under the Master Lease during the Sublease Term, and Subtenant shall partially reimburse Sublandlord by paying the following as Sublease rent hereunder:

4.1.                            Initial Sublease Term Rent. During the Initial Sublease Term, commencing May 1, 2015 (the “Rent Commencement Date”), Subtenant shall pay to Sublandlord, as base sublease rent (“Base Sublease Rent”), in lawful money of the United States of America, without any deduction, offset, prior notice or demand, in advance on the first date of each month of the Initial Sublease Term, (i) with respect to the Base Premises, $129,446.89, and (ii) with respect to Suite 600, $9,081.31.

Notwithstanding the foregoing, Base Sublease Rent payable for any partial month in which the Rent Commencement Date occurs or which the Term of this Sublease expires, shall be prorated on a daily basis based on the actual number of days in such month. For avoidance of doubt, no Base Sublease Rent shall be payable with respect to any period prior to the Rent Commencement Date.

4.2.                            Initial Sublease Term Rent Adjustments. Base Sublease Rent shall be increased on January 1 of each year during the Initial Sublease Term (each an “Adjustment Date”) commencing January 1, 2016 by multiplying Base Sublease Rent payable immediately before such Adjustment Date by 3% and adding the resulting amount to Base Sublease Rent payable immediately before such Adjustment Date. Base Sublease Rent, as so adjusted, shall thereafter be due as provided herein. Base Sublease Rent adjustments for any fractional calendar month shall be prorated.

4.3.                            Extension Term Rent. During any Extension Term with respect to the Base Premises or Suite 600, as applicable, Subtenant shall pay to Sublandlord base rent, in lawful money of the United States of America, without any deduction, offset, prior notice or demand, in advance on the first date of each month of such Extension Term, in an amount equal to the Base Rent payable by Sublandlord to Master Landlord under the Master Lease for such term with respect to the Base Premises or Suite 600, as applicable (“Extension Term Rent”).

4.4.                            Operating Expenses. In addition to Base Sublease Rent or Extension Term Rent, as applicable, Subtenant acknowledges and agrees that commencing on the Rent Commencement Date (but subject to deferral as provided in the next paragraph for the period through September 30, 2015), Subtenant shall be responsible for and shall reimburse Sublandlord for Tenant’s Share of Operating Expenses (as defined in Section 5 of the Master Lease, which includes without limitation, Taxes (including any Taxes paid directly by Sublandlord to the applicable taxing authority), Utilities (as defined in Section 11 of the Master Lease), insurance and maintenance and repair costs as set forth in Sections 9, 11, 13, and 17 of the Master Lease) (collectively, “Subtenant’s Operating Expense Contribution”). For the avoidance of doubt, Sublandlord shall be responsible for and pay Tenant’s Share of Operating Expenses with respect to the period from March 18, 2014 through April 30, 2015, and Subtenant shall have no obligation to reimburse Sublandlord for the same. Subtenant shall deliver to Sublandlord Subtenant’s Operating Expense Contribution monthly in the same manner and within the same time periods as Subtenant’s payment of Base Sublease Rent or Extension Term Rent, as applicable, except to the extent

Subtenant’s Operating Expense Contribution is deferred as provided below. For the avoidance of doubt, the intent of the parties is that, commencing on the Rent Commencement Date but subject to the next paragraph, Subtenant shall pay on a pass through basis Tenant’s Share of Operating Expenses that Sublandlord is required to pay under the Master Lease.

Subtenant’s payment obligations with respect to Subtenant’s Operating Expense Contribution for the period from the Rent Commencement Date through and including September 30, 2015 shall be deferred until April 1, 2016 (the sum of such deferred Subtenant’s Operating Expense Contribution for such period, the “First Period Deferred Opex”). Subtenant shall pay a portion of Subtenant’s Operating Expense Contribution on the first day of each month, commencing October 1, 2015 through March 31, 2016, such that the sum of Base Sublease Rent and such portion of Subtenant’s Operating Expense Contribution equals $187,513.36. The excess of the actual Subtenant’s Operating Expense Contribution for each such period shall constitute the “Second Period Partially Deferred Opex”; together with the First Period Deferred Opex, the “Deferred Opex”. The payment of the Second Period Partially Deferred Opex shall be deferred until April 1, 2016. Subtenant shall pay (a) currently (without any deferral) Subtenant’s Operating Expense Contribution for each month on the first day of each month, commencing April 1, 2016, and (b) the Deferred Opex in nine (9) equal installments (subject to any adjustments pursuant to the following sentence) on the first day of each month commencing April 1, 2016. On or prior to April 1, 2016 (or as soon as reasonably practicable after Sublandlord receives the relevant invoice or statement from Master Landlord), Sublandlord shall endeavor to deliver to Subtenant a copy of any invoice or statement received from Master Landlord with respect to Tenant’s Share of Operating Expenses for the preceding calendar year, and, to the extent feasible, the Deferred Opex shall be adjusted upon such delivery (subject to any contest conducted pursuant to the following paragraph) to reflect actual Operating Expenses, and such adjusted Deferred Opex shall be paid pursuant to clause (b) of the preceding sentence. Deferred Opex (as adjusted, if applicable) shall constitute Additional Rent.

Sublandlord shall deliver to Subtenant copies of any and all invoices and statements received from Master Landlord with respect to Tenant’s Share of Operating Expenses for any portion of the Sublease Term for which Subtenant is responsible for Tenant’s Share of Operating Expenses. To the extent reasonably requested by Subtenant, Sublandlord shall contest any item in such invoices and statements to the extent Sublandlord is permitted to do so pursuant to Section 5 of the Master Lease, provided that Subtenant shall reimburse Sublandlord for all costs incurred by Sublandlord in connection with such contest. If any such invoice or statement (or any contest) shows that the payments actually made by Sublandlord with respect to Operating Expenses for the calendar year in question (or any portion thereof) exceeded Tenant’s Share of Operating Expenses for such calendar year (or such portion thereof) to the extent actually paid by Subtenant and Sublandlord receives a credit or refund from Master Landlord for such excess amount, Sublandlord shall, at Sublandlord’s option, (i) credit the excess amount to any Deferred Opex or the next succeeding installments of Subtenant’s Operating Expense Contribution (as applicable) or (ii) pay the excess to Subtenant within forty-five (45) days of the determination of such overpayment, in either case subject to a deduction for Sublandlord’s costs in accordance with the preceding sentence. If such invoice or statement (or any contest) shows that the payments actually made by Sublandlord with respect to Operating Expenses for the calendar year in question (or any portion thereof) were less than Tenant’s Share of Operating Expenses for such calendar year (or such portion thereof), Subtenant shall pay the deficiency to Sublandlord within twenty (20) days of the determination of such underpayment. For the avoidance of doubt, the obligations of Sublandlord and Subtenant described in this paragraph shall survive the expiration of this Sublease, and Subtenant shall be responsible for the actual amount of Tenant’s Share of Operating Expenses for any and all portions of the Sublease Term that fall within the calendar year in which the Sublease expires, and Subtenant acknowledges and agrees that delivery of the applicable invoice or statement may occur after expiration of the Sublease.

4.5.                            Utilities. In addition, to the extent not part of Subtenant’s Operating Expense Contribution, Subtenant shall be responsible for any utility service to the Premises required by Subtenant and directly billed to Subtenant by the utility provider.

4.6.                            Base Sublease Rent, Extension Term Rent, Subtenant’s Operating Expense Contribution (including Deferred Opex), and all other amounts payable by Subtenant to Sublandlord hereunder are collectively referred to herein as “Rent.”

5.                                      Extension. Subtenant shall have the right to extend the Term (each such extension, an “Extension Term”) of this Sublease on the following terms and conditions:

5.1.                            Base Premises Extension Rights. Subject to the provisions of this Section 5, Subtenant shall have (i) the right (an “Extension Right”) to extend the Term of this Sublease with respect to the Base Premises for two (2) years (ending January 16, 2019) and (ii) the subsequent Extension Right to extend the Term of this Sublease with Respect to the Base Premises through the expiration of the current Term under the Master Lease with respect to the Base Premises less one (1) day (such date being December 30, 2021), in each case on the same terms and conditions as this Sublease and by giving Sublandlord and Master Landlord written notice of its election to exercise such Extension Right at least six (6) months prior to the expiration of the then-current Term of this Sublease with respect to the Base Premises.

5.2.                            Suite 600 Extension Rights. Subject to the provisions of this Section 5, Subtenant shall have one (1) Extension Right to extend the Term of this Sublease with respect to Suite 600 through the expiration of the current Term under the Master Lease with respect to Suite 600 less one (1) day (such date being December 30, 2017), on the same terms and conditions as this Sublease, by giving

Sublandlord and Master Landlord written notice of its election to exercise such Extension Right at least six (6) months prior to the expiration of the Initial Sublease Term. Provided that Subtenant shall have elected to extend the Term of the Sublease with respect to Suite 600 through December 30, 2017, at the request of Subtenant, Sublandlord shall reasonably cooperate with Subtenant to permit Subtenant to enter into a direct lease with Master Landlord for Suite 600 to commence upon the expiration of the current Term of the Master Lease with respect to Suite 600 (i.e., January 1, 2018). Such cooperation shall not require Sublandlord to incur any liability or third-party expense. If Subtenant shall enter into a direct lease with Master Landlord for Suite 600, Sublandlord will extend the Term of the Sublease for Suite 600 by one day so that it will terminate immediately prior the commencement of the term of such direct lease.

5.3.         No Default. Notwithstanding anything in this Section 5 to the contrary, Subtenant acknowledges and agrees that as a condition to Subtenant extending this Sublease for any Extension Term, Subtenant must not be in Default, after any notice and expiration of any applicable cure periods, hereunder as of the last day of the then-current Term of this Sublease with respect to the Base Premises or Suite 600, as applicable.

6.             Intentionally Omitted.

7.             Restoration. In the event that Sublandlord has the right, pursuant to Section 18 of the Master Lease, (i) to terminate the Master Lease due to a Restoration Period for the Premises longer than the Maximum Restoration Period, (ii) to continue the Master Lease despite Master Landlord’s election to terminate the Master Lease with respect to a Restoration Period for the Premises longer than the Maximum Restoration Period, or (iii) to terminate the Master Lease if the Premises are damaged during the last twelve (12) months of the Term of the Master Lease and Master Landlord reasonably estimates that it will take more than three (3) months to repair such damage and Subtenant has exercised its second Extension Right, Sublandlord shall, in each case, solicit and reasonably consider the wishes of Subtenant with respect to Sublandlord’s exercising such rights; provided that Sublandlord shall not be obligated to act in accordance with the wishes of Subtenant.

8.             Roof Equipment. Subtenant hereby acknowledges that, in accordance with Section 6(i) of the Second Amendment to Lease, the right of Sublandlord to use and operate the Roof Equipment is personal solely to Sublandlord, and that Subtenant shall have no right to use or operate the Roof Equipment during the Term of this Sublease.

9.             Sublandlord Termination Right. Subtenant hereby acknowledges that, in accordance with Section 6 of the First Amendment to Lease, the right of Sublandlord to terminate its lease of Suite 600 is personal to Sublandlord; provided that Sublandlord shall not exercise such termination right without the prior written consent of Subtenant.

10.          Indemnity. Subtenant shall indemnify Sublandlord, its officers, directors, shareholders, agents and employees (collectively Sublandlord’s “Indemnified Parties”)

against, and hold Sublandlord, and Sublandlord’s Indemnified Parties harmless from, any and all demands, claims, causes of action, fines, penalties, damages (excluding all consequential damages, except for any consequential damages incurred by Master Landlord which may be asserted against Sublandlord), losses, liabilities, judgments, and expenses (including, without limitation, reasonable attorneys’ fees and court costs) (collectively, “Claims”) incurred in connection with, or arising from: (a) the use or occupancy of the Premises by Subtenant or any persons claiming under Subtenant; (b) any activity, work, or thing done, permitted or suffered by Subtenant in or about the Premises; (c) any acts, omissions, or negligence of Subtenant or any person claiming under Subtenant, or the contractors, agents, employees, invitees, or visitors of Subtenant or any such person; (d) any breach, violation, or nonperformance by Subtenant or any person claiming under Subtenant or the employees, agents, contractors, invitees, or visitors of Subtenant or any such person of any term, covenant, or provision of this Sublease or any law, ordinance, or governmental requirement of any kind; (e) any injury or damage to the person, property or business of Subtenant, its employees, agents, contractors, invitees, visitors, or any other person entering upon the Premises; and (f) Subtenant’s failure to comply with the surrender provisions in Section 28 of the Master Lease at the expiration or earlier termination of the Term of this Sublease. If any action or proceeding is brought against Sublandlord, its employees or agents by reason of any such claim, Subtenant, upon notice from Sublandlord, shall defend the claim at Subtenant’s expense with counsel reasonably satisfactory to Sublandlord. Sublandlord shall indemnify Subtenant and Subtenant’s Indemnified Parties against and hold Subtenant and Subtenant’s Indemnified Parties harmless from all Claims incurred in connection with or arising from (y) any acts, omissions, or negligence of Sublandlord or any person claiming under Sublandlord, or the contractors, agents, employees, or representatives of Sublandlord or any such person and (z) any breach, violation or nonperformance by Sublandlord or its employees, contractors or agents of any covenant in the Master Lease and/or Sublease or any law, ordinance, or governmental requirement of any kind, except (i) to the extent caused by Subtenant or the contractors, agents, employees, invitees, or visitors of Subtenant; and (ii) with respect to those obligations that Subtenant has assumed under this Sublease.

11.          Sublandlord Covenants. Provided that Subtenant is not in Default (after notice and cure periods), under the terms of this Sublease, Sublandlord covenants to do the following:

11.1.       Subject to Subtenant paying the Rent under this Sublease, Sublandlord shall pay all Rent under the Master Lease;

11.2.       Sublandlord shall not (1) except as expressly provided in this Sublease, surrender or terminate the Master Lease prior to its scheduled expiration date, or (2) amend or modify the Master Lease, the result of which would materially and adversely affect Subtenant’s rights or obligations under this Sublease or the Premises; and

11.3.       Sublandlord shall, promptly following receipt thereof, deliver to Subtenant a copy of any and all notices received by Sublandlord from Master Landlord which would have any effect upon the Premises or this Sublease.

11.4.       Subtenant shall be entitled to a proportionate abatement of Rent to the extent Sublandlord is entitled to the same under the Master Lease.

12.          Subtenant Default. Upon a Default by Subtenant under this Sublease, (after notice and cure periods), Sublandlord may, without waiving or releasing any obligation of Subtenant hereunder and without waiving any rights or remedies at law or otherwise, make such payment or perform such act to cure said Default or enforce Sublandlord’s rights under this Sublease. All sums so paid or incurred by Sublandlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law, whichever is less, shall be payable to Sublandlord on demand as Additional Rent.

13.          Repair and Maintenance. Subtenant shall, at Subtenant’s sole cost and expense and at all times, keep the Premises and every part thereof in good order, condition and repair and in compliance with all applicable laws, codes, ordinances and regulations to the extent required of Sublandlord under the Master Lease and the terms of the Master Lease. Notwithstanding the foregoing, Subtenant shall have no liability for any matters of non-compliance existing as of January 16, 2014.

14.          Cross Default. Subtenant and Sublandlord acknowledge that this Sublease is being entered into concurrently with or shortly before or after the 10931 Sublease and further, Subtenant and Sublandlord acknowledge and agree that it is the intent of the parties hereunder to have this Sublease and the 10931 Sublease cross defaulted and thus it shall be deemed a Default under the terms of this Sublease if Subtenant Defaults (as such term is defined in the 10931 Sublease) under the terms of the 10931 Sublease.

15.          Waiver of Consequential Damages. In no event shall Sublandlord or Subtenant be liable to the other party or any persons claiming by, through or under the other party for any loss of profit, or potential profit, or for any incidental, indirect, special or consequential losses or damages, whether based on contract, tort, strict liability, negligence or other theory of law.

16.          Notices. Any notice, request, demand, consent, approval, or other communication (collectively, “Notices”) required or permitted under this Sublease shall be in writing. All Notices shall be addressed to the addresses set forth in the introductory paragraph, or such other address as the parties may notify each other from time to time, and shall be: (a) personally delivered; (b) sent by certified or registered mail, postage prepaid, return receipt requested; or (c) sent by a nationally recognized overnight courier service, with charges prepaid and a receipt provided therefor. All notices shall be deemed to have been given on the earlier of: (i) the date of actual receipt; or (ii) one (1) business day after being properly deposited with a nationally recognized overnight courier service.

17.          Time Is of the Essence. Time is of the essence with respect to the performance of every provision of this Sublease in which time of performance is a factor.

18.          Attorneys’ Fees. If any action or proceeding is instituted by Sublandlord or Subtenant to construe, interpret or enforce the provisions of this Sublease, the prevailing party shall be entitled to the reimbursement of its reasonable attorneys’ fees and costs incurred in connection with such proceeding by the non-prevailing party.

19.          Brokers. Each party hereby indemnifies, protects, defends (with legal counsel acceptable to the other party) and holds the other party free and harmless from and against any and all costs and liabilities, including, without limitation, reasonable attorneys’ fees, for causes of action or proceedings that may be instituted by any broker, agent or finder, licensed or otherwise, claiming through, under or by reason of the conduct of such party in connection with this Sublease.

20.          Master Landlord Consent. This Sublease is subject to Master Landlord’s consent. Sublandlord shall request the same and pay any fees or charges expressly provided for in the Master Lease and any other costs incurred in connection with requesting such consent. Subtenant agrees promptly to provide any financial or other information requested by Master Landlord. Each party agrees promptly to execute and deliver a consent agreement in a form acceptable to Master Landlord. If Master Landlord’s consent is not received within thirty (30) days of the full execution and delivery hereof, either party by notice to the other given prior to the receipt of Master Landlord’s consent, may cancel this Sublease, in which case Sublandlord shall promptly return to Subtenant all sums theretofore paid by Subtenant hereunder. Subtenant shall vacate the Premises within thirty (30) days thereafter whereupon this Sublease shall terminate without recourse to either party. Subtenant waives any claim against Master Landlord arising out of any failure or refusal by Master Landlord to grant consent.

21.          Counterparts. This Sublease may be executed in duplicate counterparts, each of which shall be deemed an original hereof.

22.          Entire Agreement/Modification. This Sublease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Sublease, and no prior agreements or understanding or letter or proposal pertaining to any such matters shall be effective for any purpose. This Sublease may only be modified by a writing signed by Sublandlord and Subtenant. No provisions of this Sublease may be amended or added to, whether by conduct, oral or written communication, or otherwise, except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

23.          Interpretation. The title and paragraph headings are not a part of this Sublease and shall have no effect upon the construction or interpretation of any part of this Sublease. Unless stated otherwise, references to paragraphs and subparagraphs are to those in this Sublease. This Sublease shall be strictly construed neither against Sublandlord nor Subtenant.

24.          Authority. Subtenant and each person executing this Sublease on behalf of Subtenant hereby represents and warrants that he or she is authorized to execute this Sublease on behalf of Subtenant. Sublandlord and each person executing this Sublease on behalf of Sublandlord hereby represents and warrants that he or she is authorized to execute this Sublease on behalf of Sublandlord.

25.          Representations. Sublandlord represents to Subtenant:

(a)      to Sublandlord’s actual knowledge, without investigation, the Master Lease is in full force and effect;

(b)      no written notice of default has been received by Sublandlord under the Master Lease; and

(c)      to Sublandlord’s actual knowledge, without investigation, no event has occurred and is continuing that would constitute a default under the Master Lease but for the requirement of the service of notice and/or expiration of the period of time to cure (other than relating to Subtenant’s occupancy of the Premises).

[signature page follows]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date first above written.

SUBLANDLORD:

SHIRE HOLDINGS US AG, a
Delaware corporation

By:	/s/ Ellen Rosenberg
	Name:	Ellen Rosenberg
	Title:	Secretary

[Signature Page to 10933 North Torrey Pines Sublease]

SUBTENANT:

ORGANOGENESIS INC., a Delaware corporation

By:	/s/ Gary S. Gillheeney
	Name:	Gary S. Gillheeney
	Title:	President & CEO

[Signature Page to 10933 North Torrey Pines Sublease]

EXHIBIT A

MASTER LEASE

[To Be Attached]

A-1

EXHIBIT B TO SUBLEASE

NOTIFICATION OF THE PRESENCE OF ASBESTOS CONTAINING

MATERIALS

This notification provides certain information about asbestos within or about the Building in accordance with California Code of Regulations, title 8, section 1529 and Section 25915 et. seq. of the California Health and Safety Code.

Historically, asbestos was commonly used in building products used in the construction of buildings across the country. Asbestos-containing building products were used because they are fire-resistant and provide good noise and temperature insulation. Because of their prevalence, asbestos-containing materials, or ACMs, are still sometimes found in buildings today.

Asbestos surveys of the Building have determined that ACMs and/or materials that might contain asbestos, referred to as presumed asbestos-containing materials or PACMs, are present within or about the Premises. The surveys found ACMs and/or PACMs at the following location(s) in or about the Premises:

Material Description	Material Location

Mastic beneath off-white vinyl sheet flooring	Center portion of hallways and closets; northeast, west, and southwest rooms in center portion

12” beige floor tile and mastic	South, west, and center hallways of center portion of building, and center electrical room

Mastic beneath brown viny sheet flooring	Mail room and lunchroom in southern office portion

Parapet coating	Roof parapet walls in manufacturing area section

Black roof mastic	Various locations of manufacturing area roof at penetrations

Rolled roofing and silver paint sealant	Center roof (adjacent to manufacturing area roof), parapet walls

Roof mastic	Center portion of roof, on parapet walls; penetrations and patches

Mastic and silver paint sealant	Center-eastern portion of roof on ducts

Roof mastic and silver paint	Center portion of roof, various penetrations

Built-up roofing materials and silver paint sealant	Center-northern and center-western roof area

2

Because ACMs and PACMs are present and may continue to be present within or about the Building, we have hired an independent environmental consulting firm to prepare an operations and maintenance program (“O&M Program”). The O&M Program is designed to minimize the potential of any harmful asbestos exposure to any person within or about the Building. The O&M Program includes a description of work methods to be taken in order to maintain any ACMs or PACMs within or about the Building in good condition and to prevent any significant disturbance of such ACMs or PACMs. Appropriate personnel receive regular periodic training on how to properly administer the O&M Program.

The O&M Program describes the risks associated with asbestos exposure and how to prevent such exposure through appropriate work practices. ACMs and PACMs generally are not thought to be a threat to human health unless asbestos fibers are released into the air and inhaled. This does not typically occur unless (1) the ACMs are in a deteriorating condition, or (2) the ACMs have been significantly disturbed (such as through abrasive cleaning, or maintenance or renovation activities). If inhaled, asbestos fibers can accumulate in the lungs and, as exposure increases, the risk of disease (such as asbestosis or cancer) increases. However, measures to minimize exposure, and consequently minimize the accumulation of asbestos fibers, reduce the risks of adverse health effects.

The O&M Program describes a number of activities that should be avoided in order to prevent a release of asbestos fibers. In particular, you should be aware that some of the activities which may present a health risk include moving, drilling, boring, or otherwise disturbing ACMs. Consequently, such activities should not be attempted by any person not qualified to handle ACMs.

The O&M Program is available for review during regular business hours at the Landlord’s office located at 4660 La Jolla Village Drive, Suite 725, San Diego, CA 92122.

3

FIRST AMENDMENT TO SUBLEASE

THIS FIRST AMENDMENT TO SUBLEASE (this “First Amendment”) is made as of January 13, 2017, by and between Shire Holdings US AG, a Delaware corporation (as assignee of Shire Regenerative Medicine, Inc., formerly known as Advanced BioHealing, Inc.) (“Shire”) having an address of c/o Shire US Holdings, Inc., 300 Shire Way, Lexington, MA 02421, Attention: Christine Kaufmann, and Organogenesis Inc., a Delaware corporation (“Subtenant”), having an address of 85 Dan Road, Canton, MA 02021, Attention: Albert Erani.

RECITALS

A.                                    Shire and Subtenant are parties to that certain Sublease Agreement dated for reference purposes only as of March 18, 2014 (the “Sublease”), pursuant to which Subtenant subleases certain premises located at 10933 North Torrey Pines Road, La Jolla, California consisting of approximately 56,489 rentable square feet of space commonly called the base (the “Base Premises”) and approximately 12,776 rentable square feet known as Suite 600 (“Suite 600”) as more particularly described in the Sublease.

B.                                    Shire and Subtenant are in process of negotiating the terms relating to the Extension Term of the Sublease. Pending agreement on such terms, Shire and Subtenant desire to extend the Term of the Sublease so as to avoid having a gap in tenancy.

AGREEMENT

Now therefore, the parties hereto agree that the Sublease is amended as follows:

1.                                      Initial Sublease Term. The initial term of the Sublease shall be extended to expire on January 31, 2017 (the “Initial Sublease Term Extension”).

2.                                      Rent. Provided that Subtenant and Shire reach agreement on the terms relating to the Extension Term of the Sublease prior to expiration of the Initial Sublease Term Extension, the rent due with respect to the Base Premises and with respect to Suite 600 during the Initial Sublease Term Extension shall be that agreed to for the Extension Term. Otherwise, the rent due during the Initial Sublease Term Extension with respect to the Base Premises and with respect to Suite 600 shall be as stated in the Sublease.

3.                                      Operating Expenses. Provided that Subtenant and Shire reach agreement on the terms relating to the Extension Term of the Sublease prior to expiration of the Initial Sublease Term Extension, the operating expenses due with respect to the Base Premises and with respect to Suite 600 during the Initial Sublease Term Extension shall be those agreed to for the Extension Term. Otherwise, the operating expenses due during the Initial Sublease Term Extension with respect to the Base Premises and with respect to Suite 600 shall be as stated in the Sublease.

4.                                      Miscellaneous.

4.1.                            This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements and discussions. This First Amendment may be amended only by agreement in writing by the parties hereto.

4.2.                            This First Amendment may be executed in any number of counterparts, each of which shall be deemed and original but all which when taken together shall constitute one and the same instrument.

4.3.                            Except as amended and/or modified by this First Amendment, the Sublease is hereby ratified and confirmed and all other terms of the Sublease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Sublease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Sublease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first written above.

SHIRE HOLDINGS US AG	ORGANOGENESIS INC.

/s/ Jason Baranski	/s/ Chris O’Reilly
Signature	Signature

Jason Baranski	Chris O’Reilly
Name	Name

Secretary and Director	Vice President of Manufacturing Operations
Title	Title

SECOND AMENDMENT TO SUBLEASE

THIS SECOND AMENDMENT TO SUBLEASE (this “Second Amendment”) is made as of January 25 2016, by and between Shire Holdings US AG, a Delaware corporation (as assignee of Shire Regenerative Medicine, Inc., formerly known as Advanced BioHealing, Inc.) (“Shire”) having an address of c/o Shire US Holdings, Inc., 300 Shire Way, Lexington, MA 02421, Attention: Christine Kaufmann, and Organogenesis Inc., a Delaware corporation (“Subtenant”), having an address of 85 Dan Road, Canton, MA 02021, Attention: Albert Erani.

RECITALS

A.                                    Shire and Subtenant are parlies to that certain Sublease Agreement dated for reference purposes only as of March 18, 2014 and First Amendment to Sublease dated for reference purposes only January 13, 2017 (collectively, the “Sublease”), pursuant to which Subtenant subleases certain premises located at 10933 North Torrey Pines Road, La Jolla, California consisting of approximately 56,489 rentable square feet of space commonly called the base (the “Base Premises”) and approximately 12,776 rentable square feet known as Suite 600 (“Suite 600”) as more particularly described in the Sublease.

B.                                    The original Term of the Sublease expired on January 31, 2017 and Subtenant desires to extend the Term of the Sublease as it relates to the Base Premises by exercising both of its Extension Rights under the Sublease such that the Sublease is extended through the expiration of the current Term under the Master Lease less one (1) day, which with respect to the Base Premises shall be through December 30, 2021 and Shire is willing to waive the notice requirement of at least six (6) months prior to the expiration of the then-current Term as set forth under Section 5.1 (ii) for exercise of the first Extension Right and to sublease the Base Premises on the terms set forth therein as amended herein for the Extension Term.

C.                                    Subtenant desires to extend the Term of the Sublease as it relates to Suite 600 by exercising its Extension Right under the Sublease and adding one (1) day such that the Sublease is extended through the expiration of the current Term under the Master Lease, which with respect to Suite 600 shall be through December 31, 2017 and Shire is willing to waive the notice requirement of at least six (6) months prior to the expiration of the then-current Term as set forth under Section 5.2 for exercise of the Extension Right and to sublease Suite 600 on the terms set forth therein as amended herein for the Extension Term.

D.                                    Shire and Subtenant desire to amend certain terms of the Sublease as it relates to the Extension Term for the Base Premises and the Extension Term for Suite 600 on the terms set forth herein.

E.                                     Shire and Subtenant are also parties to that certain Sublease Agreement dated for reference purposes only as of March 18, 2014 and First Amendment to Sublease dated for reference purposes only January 13, 2017 (collectively, the “10931 Sublease”), pursuant to which Subtenant subleases certain premises located at 10931 North Torrey Pines Road, La Jolla, California consisting of approximately 23, 185 rentable square feet of space (the “10931 Premises”).

F.                                      Concurrent with this Second Amendment, Shire and Subtenant shall enter into an amendment to the 10931 Sublease (the “10931 Amendment”) in relation to the Extension Term for the 10931 Premises and the Extension Term Rent for the 10931 Premises and also Suite 600.

G.                                    Subtenant desires to make a lump sum monthly payment for Extension Term Rent for Suite 600 and the 10931 Premises combined and Shire is willing to sublease Suite 600 and the 10931 Premises at a lump sum monthly rate on the terms set forth herein and in the 10931 Amendment.

H.                                   Capitalized terms used herein without definition shall have the meanings defined for such terms in the Sublease.

AGREEMENT

Now therefore, the parties hereto agree that the Sublease is amended as follows:

1.                                      Extension Term and Extension Term Rent with respect to the Base Premises.

1.1.                            Extension Term. The Extension Term under the Sublease with respect to the Base Premises shall commence on January 17, 2017 and continue through December 30, 2021.

1.2.                            Extension Term Rent with respect to the Base Premises. During the first calendar year of the Extension Term, Subtenant shall pay to Shire base rent, in lawful money of the United States of America, without any deduction, offset, prior notice or demand, in advance on the first day of each month, in an amount equal to $87,557.95.

1.3.                            Extension Term Rent Adjustments. Extension Term Rent with respect to the Base Premises shall be increased on January 1 of each year during the Extension Term (each, an “Adjustment Date”) commencing on January 1, 2018. The Extension Term Rent shall escalate at 3.5% annually, such increase calculated by multiplying the Extension Term Rent payable immediately before such Adjustment Date by 3.5% and adding the resulting amount to the Extension Term Rent payable immediately before such Adjustment Date. Extension Term Rent, as so adjusted, shall thereafter be due as provided herein.

2.                                      Extension Term and Extension Term Rent with respect to Suite 600.

2.1.                            Extension Term. The Extension Term under the Sublease with respect to Suite 600 shall commence on January 17, 2017 and continue through December 31, 2017.

2.2.                            Extension Term Rent. During the Extension Term, Subtenant shall pay to Shire base rent, in lawful money of the United States of America, without any deduction, offset, prior notice or demand, in advance on the first day of each full month of the Extension Term, in an amount equal to the lump sum rate of $43,475 as set forth in the 10931 Amendment for Suite 600 and the 10931 Premises combined.

3.                                      Operating Expenses.

3.1.                            Operating Expenses with respect to the Base Premises. In addition to the Extension Term Rent, Subtenant acknowledges and agrees that as of the commencement of the Extension Term, Subtenant shall be responsible for and shall reimburse Shire for 100% of Subtenant’s Operating Expense, including CAM, Management Fees and other Utilities and Services delivered and paid for by Landlord and charged to Shire.

3.2.                            Operating Expenses with respect to Suite 600. In addition to the Extension Term Rent, Subtenant acknowledges and agrees that as of the commencement of the Extension Term. Subtenant shall be responsible for and shall reimburse Shire for Subtenant’s Operating Expense Contribution inclusive of Utilities and Services delivered and paid for by Landlord and charged to Shire, but excluding CAM and Management Fees.

3.3.                            Payment of Operating Expenses. During any Extension Term, Subtenant shall pay to Shire Subtenant’s Operating Expense Contribution monthly in the same manner and within the same time periods as Subtenant’s payment of Extension Term Rent.

4.                                      Direct Lease and Surrender of Suite 600. Subtenant shall enter into a direct lease with Landlord for Suite 600 (the “Direct Lease”). The Direct Lease shall commence no later than January 1, 2018. Concurrent with the full execution of the Direct Lease, Landlord shall agree that, for Suite 600, Shire shall be released from any and all liability and responsibility to remove Shire property and alterations. To the extent that Landlord does not release Shire from its obligations relating to surrender of Suite 600 as outlined within Sections 12 and 28 of the Master Lease, Section 12 of the First Amendment to the Master Lease and Section 2 of the Sublease Agreement, Subtenant agrees that Shire shall have the right to enter the Suite 600, upon reasonable notice and during reasonable business hours, as required to enable Shire to satisfy these obligations.

5.                                      Removal of Emergency Generator. Prior to the expiration of the Extension Term, Subtenant shall remove the Emergency Generator and restore the Generator Area as required under the Master Lease. For the avoidance of any doubt, the Emergency Generator is Generator #4 with serial #2674-D-78 and model #DASE 1218400.

6.                                      Subtenant Default. The parties agree that the maximum amount of interest payable in the event of Default by Subtenant under Section 12 of the Sublease shall be increased from 12% to 15%. Further, should late payment by Subtenant exceed one week beyond notice of such late payment by Shire, Shire shall have the right to demand prepaid Extension Term Rent and estimated Operating Expenses for the subsequent two-month period following the month in which payment was delayed by Subtenant.

7.                                      Miscellaneous.

7.1.                            This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements and discussions. This Second Amendment may be amended only by agreement in writing by the parties hereto.

7.2.                            This Second Amendment may be executed in any number of counterparts, each of which shall be deemed and original but all which when taken together shall constitute one and the same instrument.

7.3.                            Except as amended and/or modified by this Second Amendment, the Sublease is hereby ratified and confirmed and all other terms of the Sublease shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Sublease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Sublease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first written above.

SHIRE HOLDINGS US AG		ORGANOGENESIS INC.

By:	/s/ Jason Baranski	By:	/s/ Albert Erani
Signature		Signature

Jason Baranski		Albert Erani
Name		Name

Secretary & Director		Co-Chairman
Title		Title